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                                                                   Exhibit 10.28
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                                   AGREEMENT

          This Agreement ("Agreement") is made effective as of January 10, 2001 (the "Effective Date") by and between Adaptive Broadband Corporation (the "Company") and Frederick D. Lawrence ("Employee").

                                   Recitals

          Whereas, Employee has been employed by the Company since July 1997 as the Company's Chief Executive Officer and Chairman of the Board of Directors pursuant to the terms of a written employment agreement dated July 16, 1997 (the "Letter Agreement"); and

          Whereas, Employee wishes to resign from these positions (but not from employment with the Company), and the Company wishes to accept such resignation, pursuant to the terms set forth in this Agreement; and

          Whereas, the Company would like to continue to employ Employee as a Special Advisor for the period of time set forth below.

                                   Agreement

          Now, therefore, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as the "Parties") hereby agree as follows:

          1. Resignation From Current Positions. Employee shall resign all of his present positions from the Company effective January 10, 2001 (the "Resignation Date"). As of the Resignation Date, and without further action of the Parties, Employee will be deemed to have resigned from the office of Chief Executive Officer and any other positions or offices he has held with the Company or its affiliates. Also on the Resignation Date, and without further action of the Parties, Employee will be deemed to have resigned from his position on the Company's Board of Directors.

          2. Special Advisor Position. Employee will continue to be employed by the Company as a Special Advisor from the Effective Date until one year after the Effective Date (the "Employment Term"). Employee will render such business and professional services in the performance of his duties, consistent with his position within the Company, as shall reasonably be agreed upon by him and by the Company's Board of Directors (the "Board") or its Chief Executive Officer ("CEO"). Employee's employment with the Company will end one year after the Effective Date (the "End Date"). As a Special Advisor, Employee shall not be given access to any information that would make him an "insider" for purposes of any securities regulation. The provision in the immediately preceding sentence may not be waived without a writing signed by the Parties at least ten (10) business days prior to the transmission of such information to Employee.

          3. Compensation. During the Employment Term, the Company will pay Employee the salary of $517,500. Salary payments will be made to Employee on the Company's weekly payroll dates, and will be subject to standard payroll deductions and withholdings. Notwithstanding anything in this paragraph, the Company will not make any payments to Employee prior to the Release Effective Date described in Section 15 below.

          4. Benefits. During the Employment Term, Employee will be eligible to participate in accordance with the terms of all Company employee benefit plans that are applicable to other employees of the Company, as such plans and terms may exist from time to time, provided Employee is determined to be an employee of the Company according to the terms of such plans. However, after the Effective Date, Employee will not accrue any additional vacation under the Company's vacation policy. In the event Employee is determined to be ineligible to participate in the Company's employee benefit plans and subject to Employee's compliance with the other terms and

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conditions of this Agreement, the Company will provide Employee with the same level of Company subsidized health (i.e., medical, vision and dental) coverage and executive benefits as in effect for Employee on the date of such determination through the End Date. On the Resignation Date, the Company will pay Employee all accrued and unused vacation earned through that date, subject to standard payroll deductions and withholdings.

          5. Stock Options. During the Employment Term, Employee's stock options will continue to vest and become exercisable pursuant to the terms and conditions of the Company's stock option plan and the applicable stock option agreements by and between Employee and the Company.

          6. COBRA. As of the End Date, Employee will be eligible to continue his Company health insurance benefits to the extent permitted by the federal COBRA law and, if applicable, state insurance laws, and by the Company's current group health insurance policies.

          7. Promissory Note. The Company will continue the forgiveness of the interest on Employee's September 9, 1999 Promissory Note in the principal amount of $150,000, together with the gross-up payment obligation associated with such forgiveness as provided in the Promissory Note, through the 90th day after the End Date (the "Repayment Date"). Notwithstanding the terms of the Promissory Note, all unpaid principal of the Promissory Note will be due on the Repayment Date.

          8. No Other Compensation or Benefits. Employee acknowledges and agrees that, except as expressly provided in this Agreement, he will not be entitled to or receive any additional salary, bonus or other compensation, equity, severance or benefits from the Company or its affiliates.

          9.   Confirmation of Other Obligations. The obligations set forth in
(a) the Officer's Indemnity Agreement, dated July 16, 1997 and (b) Employee's agreement with California Microwave, Inc. regarding INVENTIONS AND TRADE SECRETS and OUTSIDE ACTIVITIES, will remain in full force and effect and will not be affected by Employee's resignation or the terms of this Agreement.

          10. Expense Reimbursements. Employee agrees that within ten (10) business days after the Resignation Date, he will submit his documented expense reimbursement statement reflecting all business expenses he incurred through the Resignation Date. The Company will reimburse Employee for these expenses pursuant to its regular business practice.

          11. Return of Company Property. Within ten (10) business days after the Resignation Date, Employee agrees to return to the Company (a) all Company documents (and all copies thereof in all media) and other Company property which he has had in his possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in all media). During the Employment Term the Company will provide such materials and facilities to Employee as are necessary to perform his duties as Special Advisor, as determined by the Company. As a Special Advisor, Employee shall not receive any Company information of a proprietary or confidential nature.

          12. Confidential Information Obligations. Employee shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as hereinafter defined) pertaining to the business of the Company or any of its subsidiaries, except when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Employee to divulge, disclose or make accessible such information; provided, however, that if pursuant to subpoena or otherwise, disclosure of Confidential Information is sought from Employee he shall promptly notify the Company with at least ten (10) business days written notice in advance of such proposed disclosure in order to enable the Company to take appropriate legal measures to protect its interests. For purposes of this Agreement, "Confidential Information" shall mean information concerning the

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financial data, strategic business plans, and other non-public, proprietary and confidential information of the Company that, in any case, is not otherwise available to the public.

          13. Confidentiality Of Agreement. The provisions of this Agreement will be held in strictest confidence by Employee and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Employee may disclose this Agreement in confidence to his immediate family; (b) the Parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. Without limitation, Employee agrees not to disclose the terms of this Agreement to any current or former Company employee or other personnel.

          14. Noncompetition and Nonsolicitation. Employee acknowledges that the Confidential Information and trade secrets that the Company has provided to him could play a significant role were he to directly or indirectly be engaged in any business activity anywhere in the world that is directly competitive with the principal products or services of the Company or its subsidiaries. As a result, during the Employment Term and for a period of one (1) year after the End Date, Employee agrees that, without the prior written consent of the Company, he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in (other than an ownership position of less than 5 percent in any company whose shares are publicly traded), any business, which is in competition with the existing business of the Company or its subsidiaries. Employee further agrees that during the Employment Term and for one (1) year after the End Date he will not, either directly or through others, solicit or attempt to solicit any employee of the Company or its subsidiaries, or any independent contractor who performs 40 or more hours per month of services for the Company or its subsidiaries, to terminate his or her relationship with the Company or its subsidiaries in order to become an employee, consultant or independent contractor to or for any other person or entity.

          15. Release. Except as otherwise set forth in this Agreement, Employee hereby releases, acquits and forever discharges the Company, its parents and subsidiaries, and its and their officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Employee's employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

          Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, as amended. He also acknowledges that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which he was already entitled. Employee further acknowledges that he has been advised by this writing, as required by the ADEA, that: (a) his waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) he has been advised hereby that he has the right to consult with an attorney prior to executing this Agreement; (c) he has twenty-one (21) days to consider this Release (although he may choose to voluntarily execute this Agreement earlier); (d) he has seven (7) days following the execution of this Agreement by the parties to revoke the Release; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by Employee, provided that the Company has also executed this Agreement by that date ("Release Effective Date").

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          16.  Company Release. Except as to Employee's obligations set forth in this Agreement, the Company hereby releases, acquits and forever discharges Employee and his heirs, executors, assigns, attorneys and agents of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct relating to the Company at any time prior to and including the date the Company executes this Agreement; provided, however, that the Company's release will not be effective until the Release Effective Date and will not apply to Employee's intentional criminal misconduct, regulatory violations or fraud. It is agreed that nothing in this paragraph diminishes the Company's obligations to Employee under the Officer Indemnity Agreement dated July 16, 1997.

          17. Section 1542 Waiver. In granting the releases herein, which include claims that may be unknown to the Parties at present, the Parties acknowledge that they have read and understand section 1542 of the Civil Code of the State of California, which reads as follows:

          "Section 1542.  (General Release - Claims Extinguished.)  A general
                           -------------------------------------
release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

          The Parties hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Agreement. The Parties acknowledge that they have been advised by their counsel of the meaning and consequences of Section 1542, and their waiver of said section is knowing and voluntary.

          18. Covenant Not To Sue. The Parties hereby covenant and agrees not to bring any claim, action, suit, or proceeding against the each other or other released persons or entities, directly or indirectly, regarding or relating in any manner to the matters released hereby, and further covenant and agree that this Agreement is a bar to any such claim, action, suit or proceeding.

          19. Covenant Not To Take Adverse Action. The Parties covenant and agree that they will not take any action that would interfere with any of the rights provided herein.

          20. Dispute Resolution. The parties agree that any and all disputes, claims and causes of action, in law or in equity, arising from or relating to this Agreement or its enforcement, performance, breach or interpretation, will be resolved by final and binding confidential arbitration through Judicial Arbitration & Mediation Services/Endispute, Inc. ("JAMS") under the then-existing JAMS Rules of Practice and Procedure, to be conducted in San Francisco County, California. Any such arbitration will be conducted in the utmost secrecy. However, this arbitration provision will not be the exclusive remedy for any disputes or claims arising from the confidentiality provisions of this Agreement, including, but not limited to, disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information. Furthermore, nothing in this paragraph is intended to prevent either party from obtaining a temporary restraining order or preliminary injunction in court to prevent irreparable harm pending the conclusion of such arbitration.

          21. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Company or Employee except by will or intestate succession.

          22. Governing Law; Severability. This Agreement will be governed by and construed according to the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely in California. In case any one or more of the provisions contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the

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extent compatible with the applicable law as it will then appear consistent with the general intent of the Parties insofar as possible.

          23. Notices. Any notice which the Company is required or may desire to give Employee will be given by facsimile, overnight courier, personal delivery or registered or certified mail, return receipt requested, addressed to Employee at the address of record with the Company, or at such other place as Employee may from time to time designate in writing. Any notice which Employee is required or may desire to give to the Company hereunder will be given by facsimile, overnight courier, personal delivery or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing. The date of facsimile, personal delivery or the date of posting to courier or mailing any such notice will be deemed to be the date of delivery thereof.

          24. Waiver. If either party should waive any breach of any provisions of this Agreement, he or it will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

          25. Attorneys' Fees And Costs. If either party hereto brings any action, including but not limited to an arbitration proceeding, to enforce its rights hereunder, the prevailing party in any such action will be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action.

          26. Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          27. Complete Understanding; Modification. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Parties hereto with respect to the subject matter hereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, representations or agreements, including, without limitation the Letter Agreement, which is hereby terminated by mutual consent of the parties without any further obligation of either party to the other. Concurrently with the execution of this Agreement, Employee and Western Multiplex Corporation are terminating by mutual consent the agreement between them dated November 12, 2000. Any modification or amendment of this Agreement will be effective only if in writing and signed by Employee and an authorized officer of the Company.

          28. Interpretation Of The Agreement. This Agreement is the result of negotiation between the Parties, each of whom has participated in the drafting of the terms hereof through its and his respective attorneys. The Parties agree and understand that this Agreement shall be interpreted fairly according to its terms and not according to any rule of law under which ambiguities are construed against a drafter.

          29. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

          In Witness Whereof, the Parties have executed this Agreement as of the dates written below.


Frederick Lawrence                      Adaptive Broadband Corporation


/s/ Frederick D. Lawrence        By: /s/ Daniel S. Scharre
------------------------------       --------------------------------




Date:  January 10, 2001          Date:  January 10, 2001

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